Exhibit 23(i)

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors:
Moog Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-20069, 33-36721, 33-36722, 33-33958, 33-62968, 33-57131, 333-73439 and 333-85657) on Form S-8 of Moog Inc. of our report dated November 6, 2001 relating to the consolidated balance sheets of Moog Inc. and subsidiaries as of September 29, 2001 and September 30, 2000, and the related consolidated statements of earnings, shareholders' equity, and cash flows and the related schedule for each of the years in the three-year period ended September 29, 2001, which report appears in the September 29, 2001 annual report on Form 10-K of Moog Inc.

KPMG LLP

Buffalo, New York
December 17, 2001